Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Crown Electrokinetics Corp. on Form S-3, of our report, which includes an explanatory paragraph as to the Company’s ability to continue as going concern dated March 31, 2023, with respect to our audits of the consolidated financial statements of Crown Electrokinetics Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the nine months ended December 31, 2021, appearing in the Annual Report on Form 10-K of Crown Electrokinetics Corp. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2022.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

July 31, 2023